Exhibit 99.1

Resources Connection, Inc. Reports Fiscal 2017 Third Quarter Results

Revenue of $143.8 million
Net income of $2.9 million and adjusted EBITDA* of $8.4 million
Announces three key strategic initiatives to enhance revenue and profitability

IRVINE, Calif.--(BUSINESS WIRE)--April 5, 2017--Resources Connection, Inc. (NASDAQ: RECN), a multinational business consulting firm, operating as Resources Global Professionals (the “Company” or “RGP”), today announced its financial results for the fiscal 2017 third quarter ended February 25, 2017.

Revenue for the fiscal 2017 third quarter was $143.8 million, with net income per diluted share of $0.09. Revenue improved quarter-over-quarter in Europe (up 4.7%) and Asia Pacific (up 5.0%). Net income for the quarter was $2.9 million (2.0% of revenue), with an adjusted EBITDA* of $8.4 million (5.8% of revenue). The Company also paid a quarterly cash dividend of $0.11 per share, resulting in a total dividend payment of $3.3 million and repurchased 400,100 shares of its common stock for $6.9 million.

"I am pleased with the improving performance that we have seen in Europe and Asia Pacific, but there is more we can do to improve results in our North American practices, where we have been adversely affected by negative trends in our financial services and oil and gas businesses,” said Kate Duchene, President and Chief Executive Officer of RGP. “As a management team, we are working hard to identify new ways to drive our revenue generation across the business. In order to address head on the underlying factors that have limited our recent performance, we have developed three major strategic initiatives that will form the foundation of a go-forward strategy for RGP.”

*Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization and stock-based compensation

KEY STRATEGIC INITIATIVES

The Company today announced that it has implemented three strategic initiatives to help improve its performance in both cost containment and revenue generation. The initiatives include (1) reducing selling, general and administrative expenses by approximately $7.0 million per year, which will result in the Company taking a charge of approximately $2.0-2.5 million in the fourth quarter related primarily to severance expenses and office consolidations, (2) improving the sales culture and business development process, and (3) redesigning the business model to enhance client offerings.

The first initiative, which includes a clear and actionable plan for reducing costs in low growth markets, will streamline the Company’s field and back office operations to better match current and anticipated demand in certain geographies. The implementation of this plan will result in a reduction in overhead expenses and head count, and is expected to be completed by the end of the fiscal 2017 fourth quarter.

The second priority initiative focuses on driving sales on an enterprise level to advance the account development and management activities in local markets, and will support a more sophisticated and robust sales culture. The initiative includes four major components: the implementation of Salesforce as a global Customer Relationship Management tool and the realignment of the Company’s sales process, the establishment of an enterprise-wide Business Development function, the creation of a Strategic Client Program dedicated to expanding service and revenue in the Company’s highest level clients, and the evolution of the incentive compensation plans to prioritize growth. These transition activities will involve multi-step changes that are expected to take approximately 12-18 months to complete.

Finally, the Company’s decision to redesign its operating model is expected to enhance its client offerings, providing insightful business solutions as well as industry-leading project execution. For example, the Company will build deeper capabilities in project support for M&A transactions and Data Solutions, including Data Governance, Privacy, Security & Analytics. The shift will also enable stronger inter-office collaboration and allow the Company to deliver improved solutions, expertise and talent to all of its clients around the globe, regardless of their location.

“Our focus has always been to deliver exceptional service to help our clients work differently and better,” said Duchene. “To continue to do that at the highest level – and while delivering the strongest possible business results – we are committed to evolving. We will build on our strengths and adapt our services and model to the changing needs of our client base. We are confident that the three strategic initiatives we announced today will bolster our offerings for our clients and drive better productivity in our business over the long term.”

FISCAL THIRD QUARTER REVIEW

Revenue for the third quarter of fiscal 2017 decreased by 2.0% (1.2% constant currency) to $143.8 million compared to $146.8 million in the prior year third quarter. On a sequential basis, third quarter revenue decreased by 2.5% (1.8% constant currency) compared to $147.6 million in the second quarter of fiscal 2017. The third quarter of each fiscal year contains the Christmas, New Year’s and Chinese New Year’s holidays. Quarter-over-quarter constant currency revenue calculations are computed using the comparable third quarter fiscal 2016 conversion rates, and the sequential quarter constant currency is computed using the comparable second quarter fiscal 2017 conversion rates for revenue generated internationally.

Revenue in the U.S. decreased by 3.4% quarter-over-quarter and by 0.6% sequentially, primarily impacted by declines in the financial services and energy sectors. International revenue improved by 4.5% quarter-over-quarter (8.8% constant currency), reflecting RGP’s improving performance overseas, while decreasing 10.0% sequentially (6.7% constant currency), primarily due to the expected impact of the holiday season.

Net income declined in the third quarter of fiscal 2017 to $2.9 million, or $0.09 per diluted share, compared to $6.0 million, or $0.16 per diluted share, in the prior year third quarter.

Gross margin was 36.3% in the third quarter of fiscal 2017, compared to 37.4% in the prior year third quarter, as a result of an unfavorable change in the bill rate/pay rate ratio and an increase in costs related to the Company’s self-insured medical program. Sequentially, gross margin decreased 200 basis points from 38.3% in the second quarter of fiscal 2017, primarily due to an increase in employer payroll taxes after the reset for the new calendar year and the aforementioned increase in medical coverage costs.

Selling, general and administrative expenses (“S, G & A”) for the third quarter of fiscal 2017 were $45.4 million (31.5% of revenue) compared to $43.3 million (29.5% of revenue) in the prior year third quarter and $46.1 million (31.2% of revenue) in the second quarter of fiscal 2017. The quarter-over-quarter increase is related to compensation and related benefit costs attributable to investments made in our client delivery Managing Consultant program to support the solutions initiatives underway. S, G &A in the second quarter of fiscal 2017 includes $1.5 million in severance and additional stock compensation expense for acceleration of vesting of certain options related to the resignation of a senior executive. The remaining sequential increase was driven by an increase in employer payroll taxes at the beginning of the new calendar year and increased medical coverage costs.

Revenue for the nine months ended February 25, 2017 was $434.8 million compared to $446.0 million for the nine months ended February 27, 2016. Net income for the nine months ended February 25, 2017 was $14.2 million or $0.41 per diluted share, including $0.03 per diluted share related to severance charges. This compares to net income for the nine months ended February 27, 2016 of $21.8 million or $0.58 per diluted share.

Cash provided by operations and Adjusted EBITDA were $6.9 million and $32.9 million (7.6% of revenue), respectively, for the nine months ended February 25, 2017, compared to cash provided by operations and Adjusted EBITDA of $7.0 million and $45.8 million (10.3% of revenue), respectively, for the nine months ended February 27, 2016.

In the third quarter of fiscal 2017, the Company repurchased 400,100 shares of its common stock for $6.9 million under its existing share repurchase program and paid a quarterly dividend to shareholders totaling $3.3 million ($0.11 per diluted share). Currently, the Company has a total of $125.1 million available for share purchases under its existing share repurchase program. As of February 25, 2017, the Company’s cash, cash equivalents and short-term investments were $44.6 million compared to $116.0 million at fiscal year-end May 28, 2016. The decrease reflects the use of cash to complete the Company’s tender offer in November 2016, as outlined in the second quarter earnings announcement.

CONFERENCE CALL

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET today, April 5, 2017. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through April 12, 2017 at 855-859-2056. The conference ID number for the replay is 81231408. The call will also be archived on the RGP website for 30 days.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational business consulting firm that helps leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting; finance; governance, risk and compliance management; corporate advisory, strategic communications and restructuring; information management; human capital; supply chain management; and legal and regulatory.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,300 professionals, annually serving over 1,800 clients around the world from 66 practice offices.

Headquartered in Irvine, California, RGP has served 86 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com. (RECN-F)

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include the Company’s expectations regarding strategic initiatives to enhance revenue and profitability. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Quarterly Report on Form 10-Q and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 25,	February 27,	February 25,	February 27,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Revenue	$143,844	$146,779	$434,791	$446,006
Direct cost of services	91,597	91,851	271,507	274,739
Gross margin	52,247	54,928	163,284	171,267
Selling, general and administrative expenses (1)	45,376	43,318	135,046	130,446
Operating income before amortization and depreciation (1)	6,871	11,610	28,238	40,821
Amortization of intangible assets	-	30	-	90
Depreciation expense	909	867	2,511	2,606
Operating income (1)	5,962	10,713	25,727	38,125
Interest expense	351	-	415	-
Interest income	(16)	(52)	(126)	(118)
Income before provision for income taxes (1)	5,627	10,765	25,438	38,243
Provision for income taxes (2)	2,743	4,808	11,224	16,477
Net income (1), (2)	$2,884	$5,957	$14,214	$21,766
Net income per common share:
Basic (1), (2)	$0.10	$0.16	$0.42	$0.59
Diluted (1), (2)	$0.09	$0.16	$0.41	$0.58
Weighted average common shares outstanding:
Basic	29,764	37,073	33,916	37,186
Diluted	30,584	37,615	34,550	37,777
Cash dividends declared per common share	$0.11	$0.10	$0.33	$0.30

EXPLANATORY NOTES

(1)	Selling, general and administrative expenses include non-cash compensation expense for employee stock option grants, restricted share grants and employee stock purchases of $1.5 million for both the three months ended February 25, 2017 and February 27, 2016, and $4.7 million and $5.0 million for the nine months ended February 25, 2017 and February 27, 2016, respectively. The expense for the nine months ended February 25, 2017 includes approximately $400,000, or $0.01 per share, related to accelerated vesting of stock options as part of the agreement with a departing senior executive. The expense for the nine months ended February 27, 2016 includes approximately $900,000, or $0.01 per share, related to accelerated vesting of stock options related to Don Murray’s transition from Executive Chairman to non-employee Chairman of the Board.

(2)	The Company’s effective tax rate was approximately 49% and approximately 44% for the three months ended February 25, 2017 and February 27, 2016, respectively, and approximately 44% and 43% for the nine months ended February 25, 2017 and February 27, 2016, respectively. The nine months ended February 25, 2017 include the reversal of approximately $200,000 of tax valuation allowances and the nine months ended February 27, 2016 include the reversal of approximately $290,000 of tax valuation allowances. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan has caused volatility in the Company’s effective tax rate.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	February 25,	February 27,	February 25,	February 27,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

Net income	$2,884	$5,957	$14,214	$21,766
Adjustments:
Amortization of intangible assets	-	30	-	90
Depreciation expense	909	867	2,511	2,606
Interest expense	351	-	415	-
Interest income	(16)	(52)	(126)	(118)
Provision for income taxes	2,743	4,808	11,224	16,477
EBITDA	6,871	11,610	28,238	40,821
Stock-based compensation expense	1,508	1,483	4,658	5,028
Adjusted EBITDA	$8,379	$13,093	$32,896	$45,849
Revenue	$143,844	$146,779	$434,791	$446,006
Adjusted EBITDA Margin	5.8%	8.9%	7.6%	10.3%

EXPLANATORY NOTE

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest income and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, which are used by management to assess the core performance of our Company, also provide useful information to our investors because they are alternative financial measures that investors can also use to assess the core performance of our Company and compare it to the Company’s peers. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
CONSTANT CURRENCY REVENUE COMPARISON
(Dollars in thousands)
(Unaudited)

Revenue for the Three Months Ended
February 25, 2017 GAAP	February 27, 2016 GAAP	November 26, 2016 GAAP	% Decrease February 25, 2017 vs. February 27, 2016 GAAP	% Decrease February 25, 2017 vs. February 27, 2016 Constant Currency (1)	% Decrease February 25, 2017 vs. November 26, 2016 GAAP	% Decrease February 25, 2017 vs. November 26, 2016 Constant Currency (2)

$143,844	$146,779	$147,558	-2.0%	-1.2%	-2.5%	-1.8%

(1) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the third quarter of fiscal 2016 and applying those rates to foreign-denominated revenue in the third quarter of fiscal 2017.

(2) The percentage change in revenue on a constant currency basis is calculated using the average foreign exchange rates for the second quarter of fiscal 2017 and applying those rates to foreign-denominated revenue in the third quarter of fiscal 2017.

EXPLANATORY NOTE

In order to provide a more comprehensive view of trends in our business, this table shows revenue data on an as reported basis (GAAP) for the respective periods and relative change in the same periods from the impact on revenue of exchange rate fluctuations between the United States dollar and currencies in countries in which the Company operates.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount)

	February 25,	May 28,
	2017	2016
	(Unaudited)

Cash, cash equivalents and short-term investments	$44,607	$116,046
Accounts receivable, less allowances	$96,864	$97,807
Total assets	$345,355	$417,255
Current liabilities	$58,545	$70,884
Total stockholders’ equity	$233,480	$342,649
Consultant headcount, end of period	2,611	2,511
Shares outstanding, end of period	29,646	36,229

	Nine Months Ended
	February 25,	February 27,
	2017	2016
	(Unaudited)

Cash flow from operating activities	$6,926	$7,047
Cash flow from investing activities	$21,133	$(1,659)
Cash flow from financing activities	$(73,785)	$(20,841)

CONTACT:
For Resources Connection, Inc.
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com
or
Investor Contact:
Herb Mueller, Chief Financial Officer
(US+) 1-714-430-6500
herb.mueller@rgp.com